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                                                                    EXHIBIT 10.2


                              TAX MATTERS AGREEMENT

                                     between

                                    GHS, INC.

                                       and

                            U.S. NEUROSURGICAL, INC.


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                              TAX MATTERS AGREEMENT

              This Agreement is entered into as of May 27, 1999 by and between GHS, INC., a Delaware corporation ("GHS"), and U.S. NEUROSURGICAL, INC., a Delaware corporation ("USN") and a direct, wholly-owned subsidiary of GHS. GHS and USN are sometimes collectively referred to herein as the "Companies". Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                                    RECITALS

              WHEREAS, as of the date hereof, GHS is the common parent of an affiliated group of corporations, including USN, which has elected to file consolidated Federal income tax returns; and

              WHEREAS, the Companies have entered into a Distribution Agreement setting forth the corporate transactions pursuant to which GHS will distribute all of the outstanding shares of common stock of USN to GHS shareholders in a transaction which will be taxable under the Code; and

              WHEREAS, as a result of the Distribution, USN and its subsidiaries will cease to be members of the affiliated group of which GHS is the common parent, effective as of the Distribution Date; and

              WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the transactions contemplated by the Distribution Agreement, and to provide for and agree upon other matters relating to Taxes;

              NOW THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

              SECTION 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

              "Accounting Cutoff Date" means, with respect to USN, any date as of the end of which there is a closing of the financial accounting records for such entity.

              "Accounting Firm" shall have the meaning provided in Section 13.

              "Adjustment Request" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.


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              "Affiliate" means any entity that directly or indirectly is
"controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.

              "Agreement" shall mean this Tax Matters Agreement.

              "Allocated Federal Tax Liability" shall have the meaning provided in Section 5.01(b)(i).

              "Carryback" means any net operating loss, net capital loss, excess tax credit, or other similar Tax item which may or must be carried from one Tax Period to another Tax Period under the Code or other applicable Tax Law.

              "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

              "Companies" means GHS and USN, collectively, and "Company" means any one of GHS and USN.

              "Concept Transaction" means the acquisition of Concept Development, Inc. ("Concept") pursuant to an Agreement and Plan of Reorganization, dated as of May 27, 1999, by and among the Company, Concept and certain other parties, and the related transactions contemplated therein.

              "Consolidated or Combined Income Tax" means any Income Tax computed by reference to the assets and activities of members of more than one Group.

              "Consolidated or Combined State Income Tax" means any State Income Tax computed by reference to the assets and activities of members of more than one Group.

              "Consolidated Tax Liability" means, with respect to any GHS Federal Consolidated Return, the "tax liability of the group as that term is used in Treasury Regulation Section 1.1552-1(a)(1) (including applicable interest, additions to the tax, additional amounts, and penalties as provided in the Code), adjusted as follows:

              (i) such tax liability shall be treated as including any alternative minimum tax liability under Code Section 55; and

              (ii) in the case of the Tax Period which includes the Distribution Date, the Consolidated Tax Liability shall be computed as if the Distribution Date were the last day of the Tax Period.

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              "Cumulative Federal Tax Payment" shall have the meaning provided in Section 5.01(b)(ii).

              "CYL Transaction" means the acquisition by the Company of all of the membership interests of Change Your Life.com, LLC ("CYL") pursuant to a Contribution and Exchange Agreement, dated as of May 20, 1999, by and among the Company, CYL and the members of CYL, and the related transactions contemplated therein.

              "CYL/Concept Closing Date" means the earlier to occur of the closing date of the CYL Transaction or the Concept Transaction.

              "Distribution Agreement" means the agreement, as amended from time to time, setting forth the corporate transactions required to effect the distribution to GHS shareholders of USN Common Shares, and to which this Tax Matters Agreement is attached as an exhibit.

              "Distribution Date" means the date determined by the Board of Directors of GHS as of which the Distribution shall be effected.

              "Distribution" means the distribution to GHS shareholders on the Distribution Date of all of the outstanding stock of USN owned by GHS

              "Federal Income Tax" means any Tax imposed by Subtitle A or F of the Code.

              " "Foreign Income Tax" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.

              "GHS Adjustment" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent GHS would be exclusively liable for any resulting Tax under this Agreement and exclusively entitled to receive any resulting Tax Benefit under this Agreement.

              "GHS Federal Consolidated Return" means any United States federal Tax Return for the affiliated group (as that term is defined in Code Section
1504) that includes GHS as the common parent and includes any member of the USN Group or GHS

              "GHS Group" means GHS and its Affiliates, excluding any entity that is a member of the USN Group.

              "Group" means the GHS Group or the USN Group, as the context requires.



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              "Income Tax" means any Federal Income Tax, State Income Tax, or
Foreign Income Tax.

              "Joint Adjustment" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither a USN Adjustment nor a GHS Adjustment.

              "Payment Date" means (i) with respect to any GHS Federal Consolidated Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any Tax Return for any Consolidated or Combined State Income Tax, the corresponding dates determined under the applicable Tax Law.

              "Post-CYL/Concept Closing Period" means the period beginning after the CYL/Concept Closing Date.

              "Post-Distribution Period" means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

              "Pre-CYL/Concept Closing Period" means the period ending on the CYL/Concept Closing Date.

              "Pre-Distribution Period" means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

              "Prime Rate" means the base rate on corporate loans charged by Citibank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

              "Responsible Company" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

              "Separate Company Tax" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

              "Straddle Period" means any Tax Period that begins on or before and ends after the Distribution Date.

              "State Income Tax" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured



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by net income, including state and local franchise or similar Taxes measured by net income.

              "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

              "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

              "Tax Benefit" means any refund, credit, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments).

              "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any claim for refund) for any Tax Period ending on or before the Distribution Date or any Straddle Period.

              "Tax Contest Committee" shall have the meaning provided in Section 9.02(b).

              "Tax Item" means, with respect to any Income Tax, any item of income, gain, loss, deduction, and credit.

              "Tax Law" means the law of any governmental entity or political subdivision thereof relating to any Tax.

              "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

              "Tax Records" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

              "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax



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Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

              "Transactions" means the transactions contemplated by the Distribution Agreement.

              "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

              "USN Adjustment" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent USN would be exclusively liable for any resulting Tax under this Agreement and exclusively entitled to receive any resulting Tax Benefit under this Agreement.

              "USN Group" means USN and its Affiliates as determined immediately after the Distribution.

              SECTION 2. Allocation of Tax Liabilities. The provisions of this
Section 2 are intended to determine each Company's liability for Taxes with respect to Pre-Distribution Periods. Once the liability has been determined under this Section 2, Section 5 determines the time when payment of the liability is to be made, and whether the payment is to be made to the Tax Authority directly or to the other Company.

              SECTION 2.01. General Rule

              (a) GHS Liability. GHS shall be liable for, and shall indemnify and hold harmless the USN Group from and against any liability for, Taxes which are allocated to GHS under this Section 2.

              (b) USN Liability. USN shall be liable for, and shall indemnify and hold harmless the GHS Group from and against any liability for, Taxes which are allocated to USN under this Section 2.

              SECTION 2.02 Allocation of Transaction and Other Taxes

              (a) USN Liability. Except as otherwise provided in this Section 2.02, USN shall be liable for, and shall indemnify and hold harmless the GHS Group from and against any liability for:

              (i) all Taxes resulting from the Transactions, including (A) any sales and use, gross receipts, or other transfer Taxes imposed on the transfers occurring pursuant to the Transactions, (B) any Tax resulting from any income or gain recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of the



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                     Transactions; and (C) any Tax resulting from any income or gain recognized as a result of any of the transactions contemplated by the Distribution Agreement;

              (ii) all Taxes resulting from the operations of the GHS Group for the Pre-CYL/Concept Closing Period; and

              (iii) all Taxes resulting from the operations of the USN Group for the Pre-Distribution Period and the Post-Distribution Period.

              (b) GHS Liability. Except as otherwise provided in this Section 2.02, GHS shall be liable for, and shall indemnify and hold harmless the USN Group from and against any liability for:

              (i) all Taxes resulting from the Concept Transaction or the CYL Transaction; and

              (ii) all Taxes resulting from the operations of the GHS Group for the Post-CYL/Concept Closing Period.

              SECTION 2.03. Allocation of Other Taxes. All Taxes other than those specifically allocated pursuant to Section 2.02 shall be allocated based on the legal entity on which the legal incidence of the Tax is imposed. As between the parties to this Agreement, USN shall be liable for all Taxes imposed on any member of the USN Group. The Companies believe that there is no Tax not specifically allocated pursuant to Section 2.02 which is legally imposed on more one legal entity (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated in accordance with past practices as reasonably determined by the affected Companies, or in the absence of such practices, in accordance with any allocation method agreed upon by the affected Companies.

              SECTION 3. Proration of Taxes for Straddle Periods

              SECTION 3.01 General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items). If the Distribution Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Distribution Date.

              SECTION 3.02 Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-



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Distribution Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulation
Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Distribution Periods.

              SECTION 4. Preparation and Filing of Tax Returns

              SECTION 4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperate with one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7. As used in this Section 4, the terms "domestic" and "foreign" have the meanings ascribed to such terms in Code
Section 7701.

              SECTION 4.02 GHS's Responsibility. GHS has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

              (a) GHS Federal Consolidated Returns for any Periods ending on, before or after the Distribution Date.

              (b) Tax Returns for State Income Taxes (including Tax Returns with respect to State Income Taxes that are Separate Company Taxes) which the Companies reasonably determine, in accordance with GHS's past practices, are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on or before the Distribution Date other than Tax Returns with respect to State Income Taxes that are Separate Company Taxes of the USN Group for Tax Periods beginning on or after the Distribution Date.

              SECTION 4.03 USN Responsibility. USN shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the USN Group other than those Tax Returns which GHS is required to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by USN under this Section 4.03 shall include (a) the USN Federal Consolidated Return for Tax Periods ending after the Distribution Date and (b) Tax Returns for Consolidated or Combined State Income Taxes which the Companies reasonably determine, in accordance with GHS's past practices, are required to be filed by the Companies or any of their Affiliates for Tax Periods ending after the Distribution Date.



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              SECTION 4.04 Tax Accounting Practices

              (a) General Rule. Except as otherwise provided in this Section 4.04, any Tax Return for any Pre-Distribution Period or any Straddle Period, and any Tax Return for any Post-Distribution Period to the extent items reported on such Tax Return might reasonably affect items reported on any Tax Return for any Pre-Distribution Period or any Straddle Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practices selected by the Responsible Company.

              (b) Reporting of Transaction Tax Items. The tax treatment reported on any Tax Return of Tax Items relating to the Transactions shall be consistent with the treatment of such item as the Companies shall agree to in good faith. For this purpose, the tax treatment of such Tax Items on a Tax Return shall be determined by the Responsible Company with respect to such Tax Return and shall be agreed to by the other Company unless either (i) there is no reasonable basis for such tax treatment, or (ii) such tax treatment is inconsistent with the tax treatment previously agreed to by the Companies. Such Tax Return shall be submitted for review pursuant to Section 4.06(a), and any dispute regarding such proper tax treatment shall be referred for resolution pursuant to Section 13, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the return.

              SECTION 4.05 Consolidated or Combined Returns. The Companies will elect and join, and will cause their respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if the Companies reasonably determine that the filing of such Tax Returns is consistent with past reporting practices, or in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

              SECTION 4.06 Right to Review Tax Returns

              (a) General. The Responsible Company with respect to any Tax Return shall make such Tax Return and related workpapers available for review by the other Companies, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable,
       (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party



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       may have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the tax (if any) reported on such Tax Return and the materiality of the amount of Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

              (b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by another Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis for the tax treatment of any material items reported on the Tax Return.

              SECTION 4.07 Claims for Refund, Carrybacks, and Self-Audit Adjustments ("Adjustment Requests")

              (a) Consent Required for Adjustment Requests Related to Consolidated or Combined Income Taxes. Except as provided in paragraph
       (b) below, each of the Companies hereby agrees that, unless each of the other Companies consents in writing, which consent shall not be unreasonably withheld, (i) no Adjustment Request with respect to any Consolidated or Combined Income Tax for a Pre-Distribution Period shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Consolidated or Combined Income Tax any Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Carryback. Any Adjustment Request which the Companies consent to make under this Section 4.07 shall be prepared and filed by the Responsible Company under Section 4.02 for the Tax Return to be adjusted. The Company requesting the Adjustment Request shall provide to the Responsible Company all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Company.

              (b) Exception for Adjustment Requests Related to Audit Adjustments. USN shall be entitled, without the consent of GHS, to require GHS to file an Adjustment Request to take into account any net operating loss, net capital loss, deduction, credit, or other adjustment attributable to USN or any member of its Group corresponding to any adjustment resulting from any audit by the Internal



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       Revenue Service or other Tax Authority with respect to Consolidated or
       Combined Income Taxes for any Pre-Distribution Tax Period. For example, if the Internal Revenue Service requires USN to capitalize an item deducted for the taxable year 1998, USN shall be entitled, without the consent of GHS, to require GHS to file an Adjustment Request for the taxable year 1999 (and later years) to take into account any depreciation or amortization deductions in such years directly related to the item capitalized in 1998.

              (c)    Other Adjustment Requests Permitted. Nothing in this
       Section 4.07 shall prevent any Company or its Affiliates from filing any Adjustment Request with respect to Income Taxes which are not Consolidated or Combined Income Taxes or with respect to any Taxes other than Income Taxes. Any refund or credit obtained as a result of any such Adjustment Request (or otherwise) shall be for the account of the person liable for the Tax under this Agreement.

              (d) Payment of Refunds. Any refunds or other Tax Benefits received by any Company (or any of its Affiliates) as a result of any Adjustment Request which are for the account of another Company (or member of such other Company's Group) shall be paid by the Company receiving (or whose Affiliate received) such refund or Tax Benefit to such other Company in accordance with Section 6.

              SECTION 5. Tax Payments and Intercompany Billings

              SECTION 5.01 Payment of Taxes With Respect to GHS Federal Consolidation Returns Filed After the Distribution Date. In the case of any GHS Federal Consolidated Return the due date for which (including extensions) is after the Distribution Date:

              (a) Computation and Payment of Tax Due. At least three business days prior to any Payment Date, the Responsible Company shall compute the amount of Tax required to be paid to the Internal Revenue Service (taking into account the requirements of Section 4.04 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and, if GHS is not the Responsible Company with respect to such Tax Return, shall notify GHS in writing of the amount of Tax required to be paid on such Payment Date. GHS will pay such amount to the Internal Revenue Service on or before such Payment Date.

              (b) Computation and Payment of USN Liability With Respect to Tax Due. Within 30 days following any Payment Date, USN will pay to GHS the excess (if any) of--

              (i) the Consolidated Tax Liability determined as of such Payment Date with respect to the applicable Tax Period allocable to the USN



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                     Group as determined by the Responsible Company in a manner consistent with Section 2.02 (the "Allocated Federal Tax Liability"), over

              (ii) the cumulative net payment with respect to such Tax Return prior to such Payment Date (the "Cumulative Federal Tax Payment").

              If the USN Group Cumulative Federal Tax Payment is greater than the USN Group Allocated Federal Tax Liability as of any Payment Date, then GHS shall pay such excess to USN within 30 days of GHS's receipt of the corresponding Tax Benefit (i.e., through either a reduction in GHS's otherwise required Tax payment or a refund of prior tax payments).

              (c) Interest on Intergroup Tax Allocation Payments. In the case of any payments to GHS required under paragraphs (b) of this subsection 5.01, USN shall also pay to GHS an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date to the date of payment. In the case of any payments by GHS required under paragraphs (b) of this subsection 5.01, GHS shall also pay to USN an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount to USN

              SECTION 5.02 Payment of Federal Income Tax Related to Adjustments

              (a) Adjustments Resulting in Underpayments. GHS shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of adjustment to the Tax liability with respect to any GHS Federal Consolidated Return for any Pre-Distribution Period. The Responsible Company shall compute the amount attributable to the USN Group in accordance with Section 2.02 and USN shall pay to GHS any amount due GHS under Section 2.02 within 30 days from the later of
       (i) the date the additional Tax was paid by GHS or (ii) the date of receipt by USN of a written notice and demand from GHS for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.02(a) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by GHS to the date of the payment under this Section 5.02(a).

              (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by GHS of any Tax Benefit resulting from any adjustment to the Consolidated Tax Liability with respect to any GHS Federal Consolidated Return for any Pre-


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       Distribution Period, GHS shall pay to USN the amounts due from GHS as determined by the Responsible Company in accordance with Section 2.02. Any payments required under this Section 5.02(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by GHS to the date of payment to USN under this
       Section 5.02(b).

              SECTION 5.03 Payment of State Income Tax With Respect to Returns Filed After the Distribution Date

              (a) Computation and Payment of Tax Due. At least three business days prior to any Payment Date for any Tax Return with respect to any State Income Tax, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and--

              (i) If such Tax Return is with respect to a Consolidated or Combined State Income Tax, the Responsible Company shall, if GHS is not the Responsible Company with respect to such Tax Return, notify GHS in writing of the amount of Tax required to be paid on such Payment Date. GHS will pay such amount to such Tax Authority on or before such Payment Date.

              (ii) If such Tax Return is with respect to a Separate Company Tax, the Responsible Company shall, if it is not the Company liable for the Tax reported on such Tax Return, notify the Company liable for such Tax in writing of the amount of Tax required to be paid on such Payment Date. The Company liable for such Tax will pay such amount to such Tax Authority on or before such Payment Date.

              (b) Computation and Payment of USN Liability With Respect To Tax Due. Within 120 days following the due date (including extensions) for filing any Tax Return for any Consolidated or Combined State Income Tax (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file), (i) USN shall pay to GHS the tax liability allocable to the USN Group as determined by the Responsible Company under the provisions of Section 2.02, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the due date (including extensions) to the date of payment by USN to GHS, and (ii) the Responsible Company shall notify GHS (if GHS is not the Responsible Company with respect to such Tax Return).

              SECTION 5.04 Payment of State Income Taxes Related to Adjustments

              (a) Adjustments Resulting in Underpayments. GHS shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period. USN shall pay to GHS its respective share of any such additional Tax payment determined by the Responsible Company in accordance with Section 2.02 within 120 days from the later of (i) the date the additional Tax was paid by GHS or (ii) the date of receipt by USN of a written notice and demand from GHS for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. USN shall also pay to GHS interest on its respective share of such Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by GHS to the date of its payment to GHS under this Section 5.04(a).

              (b) Adjustments Resulting in Overpayments. Within 120 days of receipt by GHS of any Tax Benefit resulting from any adjustment to the tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period, GHS shall pay to USN its respective share of any such Tax Benefit determined by the Responsible Company in accordance with Section 2.02. GHS shall also pay to USN interest on its respective share of such Tax Benefit computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by GHS to the date of payment to USN under this Section 5.04(b).

              SECTION 5.05 Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Separate Company Taxes owed by such Company or a member of such Company's Group.

              SECTION 5.06 Indemnification Payments. If any Company (the "payor") is required to pay to a Tax Authority a Tax that another Company (the "responsible party") is required to pay to such Taxing Authority under this Agreement, the responsible party shall reimburse the payor within 30 days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.06.

              SECTION 6. Tax Benefits

              SECTION 6.01 General Rule. If a member of one Group receives any Tax Benefit with respect to any Taxes for which a member of another Group is liable hereunder, the Company receiving such Tax Benefit shall make a payment to the

Company who is liable for such Taxes hereunder within 30 days following receipt of the Tax Benefit in an amount equal to the Tax Benefit (including any Tax Benefit realized as a result of the payment), plus interest on such amount computed at the Prime Rate based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount under this Section 6.01.

              SECTION 7. Assistance and Cooperation

              SECTION 7.01 General. After the Distribution Date, each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Companies and their Affiliates available to such other Companies as provided in
Section 8. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

              SECTION 7.02. Income Tax Return Information. Each Company will provide to each other Company information and documents relating to their respective Groups required by the other Companies to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with GHS's past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns timely.

              SECTION 8. Tax Records

              SECTION 8.01 Retention of Tax Records. Except as provided in
Section 8.02, each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of their respective Groups for Pre-Distribution Tax Periods, and GHS shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the Distribution Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

              SECTION 8.02 State Income Tax Returns. Tax Returns with respect to State Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the guidelines of
Section 8.01, by the Company responsible for preparing and filing the applicable Tax Return.

              SECTION 8.03 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

              SECTION 9. Tax Contests

              SECTION 9.01 Notice. Each of the parties shall provide prompt notice to the other parties of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

              SECTION 9.02 Control of Tax Contests

              (a) Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Company Tax, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

              (b) Consolidated or Combined Income Taxes. In the case of any Tax Contest with respect to any Consolidated or Combined Income Tax, (i) GHS shall control the defense or prosecution of the portion of the Tax Contest, and be responsible for the expenses, directly and exclusively related to any GHS Adjustment, including settlement of any such GHS Adjustment and (ii) USN shall control the defense or prosecution of the portion of the Tax Contest, and be responsible for the expenses, directly and exclusively related to any USN Adjustment, including settlement of any such USN Adjustment, and (iii) the Tax Contest Committee shall control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any GHS Adjustment or USN Adjustment. The Tax Contest Committee shall be comprised of two persons, one person selected by GHS (as designated in writing to USN) and one person selected by USN (as designated in writing to GHS). Each person serving on the Tax Contest Committee shall continue to serve unless and until he or she is replaced by the party designating such person. Any and all matters to be decided by the Tax Contest Committee shall require the unanimous approval of both persons serving on the committee. In the event the Tax Contest Committee shall be deadlocked on any matter, the provisions of Section 13 of this Agreement shall apply. A Company shall not agree to any Tax liability for which another Company may be liable under this Agreement, or compromise any claim for any Tax Benefit which another Company may be entitled under this Agreement, without such other Company's written consent (which consent may be given or withheld at the sole discretion of the Company from which the consent would be required).

              SECTION 10. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

              SECTION 11. Employee Matters. Each of the Companies agrees to utilize, or cause its Affiliates to utilize, the alternative procedure set forth in Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to wage reporting.

              SECTION 12. Treatment of Payments; Tax Gross Up

              SECTION 12.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in tax treatment under the Code or other applicable Tax Law,

              (a) any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the distribution of the USN Common Shares to GHS shareholders on the Distribution Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws), and

              (b) any Tax Benefit payments made by a Company under Section 6, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the distribution of USN Common Shares to GHS shareholders on the Distribution Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).

              SECTION 12.02. Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

              SECTION 12.03 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company ("Indemnitor") makes a payment of interest to another Company ("Indemnitee") under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, or with respect to the period from the date that the Indemnitor received a Tax Benefit to the date Indemnitor paid the Tax Benefit to the Indemnitee, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 12.02 to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

              SECTION 13. Disagreements. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 15, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

              SECTION 14. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due (after giving effect to the periods provided herein to make such payments) shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this
Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 or the interest rate provided under such other provision.

              SECTION 15. Expenses. Except as provided in Section 13, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

              SECTION 16. General Provisions

              SECTION 16.01. Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

              If to GHS:

              704 Broadway
              New  York, NY 10003
              Attention: Chief Executive Officer
              Facsimile No.: (212) 358-4099



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

              If to USN:

              2400 Research Boulevard
              Rockville, MD 20850
              Attention: Mr. Alan Gold
              Facsimile No.: (301) 208-3254

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

              SECTION 16.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

              SECTION 16.03 Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

              SECTION 16.04 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

              SECTION 16.05 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 9.

              SECTION 16.06 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.

              SECTION 16.07 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

              SECTION 16.08 No Double Recovery; Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any



                                       20
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costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement (for example, the limitation on filing claims for refund in Section 4.07), the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

              SECTION 16.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

              SECTION 16.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

                                   GHS, INC.

                                   By:  /s/ Alan Gold
                                      ------------------------------
                                   Its: Preident

                                   U.S. NEUROSURGICAL, INC.

                                   By: /s/ Alan Gold
                                      ------------------------------
                                   Its: President
                                      ------------------------------




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